CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2015
FIFTH INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.

2.
Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons (capitalized terms used but not defined herein are as defined in the Plan):

a.	To provide for the merger of the Teletronics Technology Corp. 401(k) Profit Sharing Plan into the Plan effective on or about June 1, 2017; and

b.
To increase the cashout limit for Members whose Annuity Starting Dates occur prior to age 65 from $1,000 to $5,000 and to provide for an automatic rollover IRA for such Members who do not elect to have their mandatory distribution paid in a direct rollover to an eligible retirement plan or to receive such distribution directly in cash.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.

4.	Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

5.	Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.
Amendments to the Plan:

1.	Effective July 1, 2017, Sections 9.02(b)(ii) and 9.09 are each amended by substituting the term “$5,000” for the term “$1,000”.

2.	Effective July 1, 2017, Section 9.03(c) is amended in its entirety to read as follows:

(c)
Notwithstanding the provisions of subsections (a) and (b), if the value of the Vested Portion of the Member's Accounts (including his Rollover Contributions Account) is not greater than $5,000, a lump sum payment shall automatically be made as soon as administratively practicable following the Member's termination of employment. Notwithstanding any provision of the Plan to the contrary, in the event that the Member’s Annuity Starting Date occurs prior to the 65th anniversary of the Member’s date of birth and the value of the Vested Portion of the Member’s Accounts determined as of his Annuity Starting Date amounts to greater than $1,000 but not greater than $5,000, if such Member does not elect to have his distribution paid directly to an “eligible retirement plan” (as defined in Section 9.08(b)) specified by the Member in a “direct rollover” (as defined in Section 9.08(d)) or to receive such distribution directly in accordance with the provisions of this Article 9, then the Plan Administrator will pay such distribution in a direct rollover to an individual retirement account or annuity described in Section 408(a) or (b) of the Code designated by the Administrative Committee.

3.
The Teletronics Technology Corp. 401(k) Profit Sharing Plan (the “TTC Plan”) shall be and hereby is merged with and into the Plan effective on or about June 1, 2017, with the surviving plan being the Plan. Accounts transferred to the Plan from the TTC Plan shall initially be invested in the Investment Fund designated by the Administrative Committee, which shall be the Fidelity Freedom Fund selected on the basis of the Member’s age. Any Member may thereafter change the investment of his Accounts, including the transferred amounts, in accordance with the Plan’s provisions relating to the investment of Members’ Accounts.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2017.

Curtiss-Wright Corporation
Administrative Committee

By:
Paul J. Ferdenzi